Exhibit 4.5

[FORM OF 2017 SERIES B SENIOR SECURED CONVERTIBLE NOTE]

PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE DIRECTOR OF FINANCE OF THE COMPANY MADE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i).  THE DIRECTOR OF FINANCE OF THE COMPANY MAY BE REACHED AT TELEPHONE NUMBER (801 990-1055).

Great Basin Scientific, Inc.

2017 SERIES B SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: July 1, 2016 Exchange Date: April 7, 2017	Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, Great Basin Scientific, Inc., a Delaware corporation (the "Company"), hereby promises to pay to [BUYER] or registered assigns (the "Holder") in cash and/or in shares of Common Stock (as defined below) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay default interest ("Interest") in accordance with Section 2 on any outstanding Principal at the Default Rate until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This 2017 Series B Senior Secured Convertible Note (including all 2017 Series B Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of 2017 Series B Senior Secured Convertible Notes (collectively, the "Notes" and such other 2017 Series B Senior Secured Convertible Notes issued by the Company pursuant to the Exchange Agreement and the Other Exchange Agreements (each as defined below), the "Other Notes") issued by the Company on the date set forth above as the Exchange Date (the “Exchange Date”) in exchange for a portion of that certain senior secured convertible note (the “Original Note”) issued to the Holder on the date set forth above as the Issuance Date (the "Issuance Date") pursuant to that certain Exchange Agreement, dated as of the Exchange Signing Date (the "Exchange Agreement" and collectively with the other exchange agreements (the "Other Exchange Agreements") in substantially the same form as the Exchange Agreement dated as of the same date, each by and between the Company and a holder of a senior secured convertible notes issued to such holder on the Issuance Date pursuant to the Securities Purchase Agreement the “Exchange Agreements”) (collectively with the Original Note, the “Original Notes”).  Certain capitalized terms used herein are defined in Section 32.

1.PAYMENTS OF PRINCIPAL; PREPAYMENT.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 24(b)) on such Principal and Interest. The "Maturity Date" shall be April 7, 2019, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in

Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.  Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

2.DEFAULT INTEREST.  Interest on this Note shall commence accruing immediately upon the occurrence of, and shall continue accruing during the continuance of, an Event of Default, at the Default Rate and shall be computed on the basis of a 360-day year of twelve 30-day months and shall be payable, if applicable, in arrears for each calendar month on the first (1st) Business Day of each calendar month after any such Interest accrues after an Event of Default (each, an "Interest Date").  Interest, if any, shall be payable on each Interest Date to the record holder of this Note on the applicable Interest Date in cash by wire transfer of immediately available funds pursuant to wire instruction provided by the Holder in writing to the Company.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Default Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(c)(i) and/or on each Redemption Date.  In the event that such Event of Default is subsequently cured, the Interest shall cease to accrue as of the date of such cure; provided, that the Interest as calculated and unpaid as of the cure of such Event of Default shall continue to be due and payable as set forth above; provided, further, that for the purpose of this Section 2, such Event of Default shall not be deemed cured unless and until any accrued and unpaid Interest shall be paid to the Holder. Notwithstanding anything herein to the contrary, Interest payable on any Interest Date shall be reduced on a dollar for dollar basis for each dollar received by the Holder since the immediately preceding Interest Date (or, with respect to the first Interest Date hereunder, since the Exchange Date) as a cash Distribution in accordance with Section 6(a).

3.CONVERSION OF NOTES.  At any time or times from and after the date that is thirty (30) calendar days immediately following the consummation by the Company of a Qualified Financing (as defined in the Exchange Agreements), or, if no Qualified Financing occurs on or prior to the Qualified Financing Exchange Expiration Date (as defined in the Exchange Agreements), the Qualified Financing Exchange Expiration Date (such date, the "Initial Convertibility Date"), this Note shall be convertible into shares of the Common Stock, on the terms and conditions set forth in this Section 3.

(a)Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Initial Convertibility Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(i)"Conversion Amount" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest, if any, with respect to such Principal and (C) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(ii)"Conversion Price" means, as of any Conversion Date or other date of determination, the greater of (A) the Floor Price and (B) the lower of (x) the Closing Bid Price of the Common Stock as reported by Bloomberg on the Trading Day immediately preceding the effective date of the Current Reverse Split and (y) the Closing Bid Price of the Common Stock as reported by Bloomberg on the effective date of the Current Reverse Split, in each case, as adjusted to give effect to the Current Reverse Split and subject to further adjustment as provided herein.

(c)Mechanics of Conversion.

(i)Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date on or after the Initial Convertibility Date (a "Conversion Date"), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 3(c)(iii), but without delaying the Company's requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the second (2nd) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "Transfer Agent").  On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal At Custodian system or (y) otherwise, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 20(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder's account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

(ii)Company's Failure to Timely Convert.  If the Company shall fail for any reason or for no reason on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC, as required pursuant to the terms of Section 3(c)(i), for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount (a "Conversion Failure"), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.  In addition to the foregoing, if the Company shall fail on or prior to the Share Delivery Date to issue and deliver a certificate to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit the Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount or on any date of the Company's obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to issue and deliver such certificate or credit the Holder's balance account with DTC for the shares of Common Stock to which the Holder is entitled upon the Holder's conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with DTC, as required pursuant to the terms of Section 3(c)(i), for such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Buy-In Price (including brokerage commissions and other out-of-pocket expenses, if any).  Nothing shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.

(iii)Registration; Book-Entry. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes, Interest and Restricted Principal held by such holders (the "Registered Notes").  The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary.  A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 19.  Notwithstanding anything to the contrary in this Section 3(c)(iii), a Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.  Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest, if any, and Late Charges, if any, converted, Control Account Release (as defined in Section 17(b)(ii)) and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.  If the Company does not update the Register to record such Principal, Interest and Late Charges converted and/or paid (as the case may be) or Control Account Release and the dates of such conversions, payments and/or Control Account Release (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv)Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from this Note and one or more holder of Other Notes or Additional Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of this Note, the Other Notes and or Additional Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from the Holder and each holder of Other Notes electing to have this Note, the Other Notes or the Additional Notes converted on such date a pro rata amount of such holder's portion of the Note, its Other Notes and/or its Additional Notes submitted for conversion based on the Principal amount of this Note, the Other Notes and/or the Additional Notes submitted for conversion on such date by such holder relative to the aggregate Principal amount of this Note and all Other Notes and Additional Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 25.

(d)Limitations on Conversions.  Notwithstanding anything herein to the contrary, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [4.99] [9.99]% (the "Maximum Percentage") of number of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including any Additional Notes) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d).  For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act.  For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of the Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number").  If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum

Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

(e)Mandatory Conversion/Redemption.

(i)General.  At any time other than during the period commencing on, and including, the third (3rd) Trading Day immediately following the effective date of the Current Reverse Split through and including the sixth (6th) Trading Day immediately following the effective date of the Current Reverse Split (or such earlier time that at least $8 million of Common Stock have been traded on the Principal Market (as determined by Bloomberg) during such period), so long as no Equity Conditions Failure then exists, the Company shall have the right to require the Holder to convert all, or any part, of the Conversion Amount of this Note, not in excess of the Holder Pro Rata Amount of the applicable Maximum Mandatory Conversion Amount as of the Mandatory Conversion Date, as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the applicable Mandatory Conversion Price (a “Mandatory Conversion”).  The Company may exercise its right to require conversion under this Section 3(e) by delivering a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). Unless otherwise agreed to in writing by the Holder, a Mandatory Conversion Notice shall only be deemed valid if delivered to the Holder and the holders of the Other Notes, prior to 9:00 a.m. New York time on any given Trading Day. The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with this Section 3(e), which Trading Day shall be the fourth (4th) Trading Day immediately following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of shares to be issued to the Holder pursuant to this Section 3(e) on the applicable Mandatory Conversion Date, which shall not be in excess of the Holder Pro Rata Amount of the applicable Maximum Mandatory Conversion Amount (such shares, the "Mandatory Conversion Shares") and (iii) that there has been no Equity Conditions Failure.  On a Mandatory Conversion Date, the Company shall issue to the Holder the Mandatory Conversion Shares and the Conversion Amount of this Note shall be lowered by an amount equal to the product of (x) the applicable Mandatory Conversion Shares and (y) the applicable Mandatory Conversion Price.  Unless otherwise agreed to in writing by the Required Holders, the Company may not effect more than one (1) Mandatory Conversion during any two (2) consecutive Trading Day period.  Notwithstanding anything herein to the contrary, (i) if an Equity Conditions Failure occurs at any time prior to the Mandatory Conversion Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives in writing the applicable Equity Conditions Failure, the Mandatory Conversion shall be cancelled and the applicable Mandatory Conversion Notice shall be null and void and (ii) at any time prior to the date all of the shares of Common Stock to be delivered to the Holder (or its designee) in such Mandatory Conversion have been delivered in full in compliance with Section 3(d) above, the portion of this Note subject to a Mandatory Conversion may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3(c).  Notwithstanding the foregoing, any Conversion Amount subject to a Mandatory Conversion may be converted by the Holder hereunder prior to the applicable Mandatory Conversion Date and such aggregate Conversion Amount converted hereunder on or after the Mandatory Conversion Notice Date and prior to such Mandatory Conversion Date shall reduce the portion of this Note subject to such Mandatory Conversion to be converted on such Mandatory Conversion Date.  For the avoidance of doubt, the Company shall have no right to effect a Mandatory Conversion if an Equity Condition Failure has occurred which is not waived in writing by the Holder, but any Equity Conditions Failure shall have no effect upon the Holder’s right to convert this Note in its discretion.

(ii)Mandatory Redemption.  On each Mandatory Conversion Date, the Company shall use the Holder Mandatory Conversion Pro Rata Share of the Mandatory Conversion Holder Proceeds Percentage of the Restricted Principal, if any, attributable to the applicable portion of this Note subject to a Mandatory Conversion to redeem (each, a “Mandatory Redemption”, and such amount, each a “Mandatory Redemption Amount”) any 2016 Notes, the Series A-1 Notes and/or the Series A-2 Notes then held by the Holder in such allocations among the 2016 Notes, the Series A-1 Notes and/or the Series A-2 as the Holder shall instruct the Company in writing (each, a “Mandatory Redemption Price”); provided, that the Mandatory Redemption Amount may not exceed the aggregate amounts outstanding under this Note and the Additional Notes of the Holder after giving effect to the Mandatory Conversion. Mandatory Redemptions made pursuant to this Section 3(e) shall be made in accordance with Section 11.  To the extent redemptions required by this Section 3(e) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 3(e), but subject to Section 3(d), until the Mandatory Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount subject to redemption under this Section 3(e) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 3(e), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Mandatory Redemption Price is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(iii)Pro Rata Conversion Requirement.  If the Company elects to cause a Mandatory Conversion of this Note pursuant to Section 3(e), then it must simultaneously take the same action with respect to all of the Other Notes.

4.RIGHTS UPON EVENT OF DEFAULT.

(a)Event of Default.  Each of the following events shall constitute an "Event of Default":

(i)(A) the suspension from trading for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed on an Eligible Market;

(ii)other than with respect to any Authorized Share Failure (as defined in Section 10(b)), the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date, if any, to the Company or (B) notice, written or oral, to the Holder, any holder of the Other Notes or any holder of the Additional Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of this Note, any Other Notes or any Additional Notes into shares of Common Stock that is tendered in accordance with the provisions of this Note, the Other Notes or the Additional Notes, as applicable, other than pursuant to Section 3(d) (and analogous provisions under the Other Notes and/or the Additional Notes);

(iii)at any time following the fifth (5th) consecutive Business Day that an Authorized Share Failure (as defined in Section 10(b)) is not cured, except, solely with respect to the first occurrence of an Authorized Share Failure hereunder, to the extent the Company is complying with the terms set forth in Section 10(b) below;

(iv)the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges, Redemption Price or other amounts when and as due under this Note or any other Exchange Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except for (x) amounts required to be paid to the Holder from the Holder Master Restricted Account and (y) in the case of a failure to pay Interest and/or Late Charges when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(v)any default under, redemption of or acceleration prior to maturity of more than $100,000, individually or in the aggregate, of Indebtedness of the Company or any of its Subsidiaries other than with respect to this Note, any Other Notes or any Additional Note;

(vi)the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) days;

(viii)a final judgment or judgments for the payment of money aggregating in excess of $250,000, individually or in the aggregate, are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within seventy-five (75) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment;

(ix)other than as specifically set forth in another clause of this Section 4(a), the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of any Exchange Document, except, in the case of a breach of a covenant or other term or condition of any Exchange Document which is curable, only if such breach continues for a period of at least an aggregate of five (5) Trading Days;

(x)any breach or failure in any respect to comply with either Sections 16 or 17 of this Note, except, in the case of a breach of a covenant or other term or condition of Sections 16 or 17 of this Note which is curable, only if such breach continues for a period of at least an aggregate of two (2) Trading Days;

(xi)the Company or any Subsidiary shall fail to perform or comply with any covenant or agreement contained in the Security Agreement (as defined in the Securities Purchase Agreement) to which it is a party, except, in the case of a breach of a covenant or other term or condition of Security Agreement which is curable, only if such breach continues for a period of at least an aggregate of two (2) Trading Days;

(xii)the Company or any Subsidiary shall fail to perform or comply with any covenant or agreement contained in any Master Control Account Agreement;

(xiii)any material provision of any Security Document (as determined by the Collateral Agent) or Master Control Account Agreement (as defined in the Securities Purchase Agreement) (as determined by the applicable Holder) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document or Master Control Account Agreement;

(xiv)any Security Document, Master Control Account Agreement or any other Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (as defined in Section 16(b)) in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral (as defined in the Security Documents) or for the benefit of the Holder on any Master Control Account Collateral (as defined in Section 17(b)(iii)), as applicable, purported to be covered thereby;

(xv)any bank at which any deposit account, blocked account, lockbox account or other account of the Company or any Subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or other similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Company or any Subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Holder has requested account control agreements should be subject to this clause (xv));

(xvi)any material damage to, or loss, theft or destruction of, any Collateral, Master Control Account Collateral or a material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(xvii)a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure or as to whether any Event of Default has occurred;

(xviii)the Company's failure for any reason after the date that is six (6) months immediately following the Issuance Date to satisfy the current public information requirement under Rule 144(c) of the 1933 Act;

(xix)if as of the applicable date of determination (A) the Holder of this Note is not an Affiliate of the Company and (B) the shares of Common Stock issuable pursuant to the terms of the Notes are eligible to be resold by the Holder either pursuant to an effective registration statement in favor of the Holder or Rule 144 of the 1933 Act, the failure of such shares of Common Stock issuable pursuant to the terms of the Notes to be issued and delivered to the Holder without any restrictive legends;

(xx)any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(xxi)any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes.

(b)Redemption Right.  Upon the occurrence of an Event of Default with respect to this Note, any Other Note or and Additional Note, the Company shall within two (2) Business Day deliver written notice thereof via facsimile or electronic mail and overnight courier (an "Event of Default Notice") to the Holder. An Event of Default Notice shall include (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred. Provided that the Lead Investor shall have required the Company to redeem all or any portion of the Lead Investor's Note in connection with the applicable Event of Default (the amount subject to such redemption, the "Lead Investor Applicable Redemption Amount"), at any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and ending on the fifteenth (15th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder's receipt of an Event of Default Notice (each such period, an "Event of Default Redemption Right Period"), the Holder may require the Company to redeem (an "Event of Default Redemption") up to a portion of this Note that shall not exceed the product obtained by multiplying (i) the Conversion Amount of the this Note that is then outstanding and (ii) a fraction (I) the numerator of which equals the Lead Investor Applicable Redemption Amount and (II) the denominator of which equals the Conversion Amount of the Lead Investor's Note that is then outstanding, then, by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the "Event of Default Redemption Price").  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11.  To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

5.RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Exchange Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements, if so requested by the Holder, to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the Principal amount and the Default Rate of the Notes then outstanding held by such holder, having similar conversion rights and having similar ranking and security to the Notes and the Additional Notes, and satisfactory to the Required Holders.  Upon the occurrence or consummation of any Fundamental Transaction in which the Company is not the Successor Entity (or in which the Common Stock ceases to be registered under the 1934 Act), and it shall be a required condition to the occurrence or consummation of any Fundamental Transaction that, the Company and the Successor Entity or Successor Entities, jointly and severally, shall succeed to, and the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term "Company" under this Note (so that from and after the date of such Fundamental Transaction, each and every provision of this Note referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Company and the Successor Entity or Successor Entities, jointly and severally, may exercise every right and power of the Company prior thereto and shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Note, and, solely at the request of the Holder, if the Successor Entity and/or Successor Entities is a publicly traded corporation whose common capital stock is quoted on or listed for trading on an Eligible Market, shall deliver (in addition to and without limiting any right under this Note) to the Holder in exchange for this Note a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Note and convertible for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the "Successor Capital Stock") equivalent (as set forth below) to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall be equal to the greater of (I) the quotient of (A) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash ("Non-Cash Consideration"), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 25 with the term "Non-Cash Consideration" being substituted for the term "Conversion Price") that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of this Note) (the "Aggregate Consideration") divided by (B) the per share Closing Sale Price of such corresponding Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (II) the product of (A) the Aggregate Consideration and (B) the highest exchange ratio pursuant to which any stockholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that the Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and such security shall be satisfactory to the Holder, and with an identical conversion price to the Conversion Price hereunder (such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Note that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option).  Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, shares of Common Stock, Successor Capital Stock or, in lieu of the shares of Common Stock or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the conversion of this Note prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note.  The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions.

(b)Redemption Right.  No sooner than twenty (20) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile or electronic mail and overnight courier to the Holder (a "Change of Control Notice").  At any time during the period beginning on the earlier to occur of (x) any oral or written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (y) the Holder becoming aware of a Change of Control and (z) the Holder's receipt of a Change of Control Notice and ending twenty-five (25) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem.  The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 125% of the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice, by (II) the lowest Conversion Price in effect during such period (the "Change of Control Redemption Price").  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with a Change of Control.  To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b)(together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

6.DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)Distribution of Assets.  If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "Distributions"), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c)Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to ensure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of this Note prior to such Corporate Event (but not in lieu of such items still issuable under Sections 6(a) and 6(b), which shall continue to be receivable on the Common Stock or on such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock prior to the date of consummation of such Corporate Event), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note).  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events.

7.RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Exchange Signing Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Exchange Signing Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.  Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)Voluntary Adjustment by Company. The Company may at any time during the term of this Note reduce the then current Conversion Price of this Note to any amount and for any period of time deemed appropriate by the Board of Directors of the Company provided that the Company reduces the conversion price of the Other Notes to the same amount and for the same period of time.

(c)Qualified Financing Reset.  If a Qualified Financing occurs on or prior to the Qualified Financing Exchange Expiration Date, on the Initial Closing Date the Conversion Price shall be automatically adjusted to: (x) if the Qualified Financing is achieved through a Subsequent Placement (as defined in the Exchange Agreement), the greater of (A) the Floor Price and (B) 110% of the price per share offered by the Company in such Subsequent Placement, or (y) if the Qualified Financing is achieved through one or more Mandatory Conversion(s), the greater of (A) the Floor Price and (B) 110% of the Closing Bid Price of the Common Stock on the date the Company achieves such Qualified Financing, and, in each case, shall be subject to further adjustment as provided herein.

(d)Adjustment.  If as of January 2, 2018 (the “Adjustment Date”) the Adjustment Price is less than the Conversion Price then in effect, on the Adjustment Date the Conversion Price shall be automatically adjusted to the Adjustment Price, which shall be subject to further adjustment as provided herein.

8.OPTIONAL REDEMPTION AT THE COMPANY'S ELECTION.  At any time after the Exchange Date, the Company shall have the right to redeem all, or any portion, of the Conversion Amount then remaining under this Note, the Other Notes and the Additional Notes (the "Company Optional Redemption Amount") as designated in the Company Optional

Redemption Notice on the Company Optional Redemption Date (each as defined below) (a "Company Optional Redemption").  This Note, the Other Notes and the Additional Notes subject to redemption pursuant to this Section 8 shall be redeemed by the Company on the Company Optional Redemption Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company at a price equal to (i) the greater of (x) 110% of the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the Company Optional Redemption Notice Date and ending on the Company Optional Redemption Date (each as defined below), by (II) the lowest Conversion Price in effect during such period or (ii) such other price agreed to in writing by the Company and the Required Holders (the "Company Optional Redemption Price").  The Company may exercise its right to require redemption under this Section 8 by delivering a written notice thereof by facsimile or electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes and the Additional Notes (the "Company Optional Redemption Notice" and the date all of the holders of the Notes received such notice is referred to as the "Company Optional Redemption Notice Date"). The Company Optional Redemption Notice shall be irrevocable.  The Company Optional Redemption Notice shall (i) state the date on which the Company Optional Redemption shall occur (the "Company Optional Redemption Date"), which date shall not be less than fifteen (15) Trading Days nor more than twenty-five (25) Trading Days following the Company Optional Redemption Notice Date and (ii) state the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Company Optional Redemption from the Holder and all of the holders of the Other Notes and the Additional Notes pursuant to this Section 8 (and analogous provisions under the Other Notes and the Additional Notes) on the Company Optional Redemption Date.  The Company may not effect more than one (1) Company Optional Redemption.  Notwithstanding anything to the contrary in this Section 9, until the Company Optional Redemption Price is paid, in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3.  All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date, unless the Holder otherwise indicates in the applicable Conversion Notice.  Company Optional Redemptions made pursuant to this Section 8 shall be made in accordance with Section 11.  To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 8, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  If the Company elects to cause a Company Optional Redemption pursuant to this Section 8, then it must simultaneously take the same action in the same proportion with respect to the Other Notes and the Additional Notes.

9.NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of this Note above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note, the Other Notes and the Additional Notes, and (iii) shall, so long as any of this Note, the Other Notes and the Additional Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, the Other Notes and the Additional Notes, the number of shares of Common Stock equal to the Required Reserve Amount to effect the conversion of this Note, the Other Notes and the Additional Notes then outstanding (in each case, without regard to any limitations on conversion).

10.RESERVATION OF AUTHORIZED SHARES.

(a)Reservation.  From the Exchange Date through May 30, 2017, inclusive, the Company shall reserve shares of Common Stock for issuances with respect to this Note as set forth in Section 1.1 of the Exchange Agreement. From and after May 31, 2017 and for so long as any Notes or Additional Notes remain outstanding, the Company shall at all times reserve at least 300% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes and Additional Notes then outstanding (without regard to any limitations on conversions and assuming such Notes and Additional Notes remain outstanding until the Maturity Date) (the “Required Reserve Amount”).  The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes and the Additional Notes based on the original principal amount of the Notes and Additional Notes (if any) held by each holder of Notes on the Exchange Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder of Notes shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes or Additional Notes shall be allocated to the remaining holders of Notes and Additional Notes, pro rata based on the principal amount of the Notes and Additional Notes (if any) then held by such holders of Notes (in each case, without regard to any limitations on conversions).

(b)Insufficient Authorized Shares.  If at any time while any of the Notes or the Additional Notes remain outstanding the Company does not have a number of authorized and unreserved shares of Common Stock that is equal to or greater than the applicable Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes and the Additional Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.  Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.  If, upon any conversion of this Note, the Company does not have sufficient authorized shares to deliver in satisfaction of such conversion, then unless the Holder elects to void such attempted conversion, the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable attempted conversion, cash by wire transfer of immediately available funds, in exchange for cancellation of the applicable portion of the Conversion Amount that is subject to such Conversion Notice, which cash amount for each share of Common Stock that the Company is unable to deliver pursuant to this Section 10 shall be equal to the highest trading price of the Common Stock in effect at any time during the period beginning on the applicable Conversion Date and ending on the date the Company makes the payment provided for in this sentence.

11.REDEMPTIONS.

(a)Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date").  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company's receipt of such notice otherwise (such date, the "Change of Control Redemption Date").  The Company shall deliver the Company Optional Redemption Price on the Company Optional Redemption Date. The Company shall deliver the applicable Mandatory Redemption Price on the applicable Mandatory Conversion Date. The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instruction provided by the Holder in writing to the Company on the applicable due date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 20(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, and (y) the Company shall immediately return this Note, or issue a new Note

(in accordance with Section 20(d)) to the Holder representing such Conversion Amount to be redeemed.  The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.  For the avoidance of doubt, each Redemption Price hereunder shall be paid to the Holder from Master Control Account Collateral in the Holder Master Restricted Account (and not any other Master Restricted Account of any holder of Other Notes), to the extent available, and/or with other cash, as applicable, in accordance with Section 17(b)(iv) below.

(b)Redemption by Other Holders.  Upon the Company's receipt of notice from any of the holders of the Other Notes or the Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) or pursuant to equivalent provisions set forth in the Other Notes or the Additional Notes (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all Principal, Interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes and the Additional Notes based on the Principal amount of this Note, the Other Notes and the Additional Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(c)Insufficient Assets.  If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible Conversion Amount that it can redeem on such date, pro rata among the Holder and the holders of the Other Notes and the Additional Notes to be redeemed in proportion to the aggregate Principal amount of this Note, the Other Notes and the Additional Notes outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to redeem the remaining Conversion Amount of this Note, the Other Notes and the Additional Notes, the Company shall use such assets, at the end of the then current calendar month, to redeem the balance of such Conversion Amount of this Note, the Other Notes and the Additional Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such calendar month for any other purpose. Interest on the Principal amount of this Note, the Other Notes and the Additional Notes that have not been redeemed shall continue to accrue until such time as the Company redeems this Note, the Other Notes and the Additional Notes.

12.VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

13.SECURITY.  This Note, the Other Notes and the Additional Notes are secured to the extent and in the manner set forth herein and in the Security Documents.

14.RANK.  All payments due under this Note (a) shall rank pari passu with all Other Notes and Additional Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Permitted Indebtedness secured by clause (iv) of the definition of Permitted Liens.

15.EXCHANGE.  In the event the Company enters into a Subsequent Placement while this Note remains outstanding (other than (x) to the extent prohibited by applicable law and then only if the Company is unable under applicable law to affect a transaction with  the Holder substantially and/or economically equivalent as determined by the Holder to such Exchange (as defined below) or (y) with respect to Excluded Securities (as defined in the Exchange Agreement)), the Holder may, in its sole and absolute discretion, exchange (an "Exchange") all or any portion of the outstanding Conversion Amount, and/or other amounts then payable under this Note (such exchanged amount under this Note, the "Exchange Amount"), as payment for up to 10% of the purchase price for the securities to be offered in such Subsequent Placement in connection with, and otherwise upon the same terms available to other investors generally in connection with, such Subsequent Placement.  The Company shall take any and all actions necessary, advisable or reasonably requested by the Holder to ensure that the Holder is entitled and permitted, at the Holder's election, to participate as an investor in any Subsequent Placement as contemplated in this paragraph.  In the event that the Holder exercises this right, the Company shall take all actions necessary, advisable or reasonably requested by the Holder to cause (a) such exchange to be promptly (but in no event later than the scheduled closing date for such Subsequent Placement) consummated in favor of the Holder upon the same terms available to other investors in connection with such Subsequent Placement, and (b) the Holder to promptly (but in no event later than the scheduled closing date of such Subsequent Placement) be issued such securities offered in connection with such Subsequent Placement as if the Holder had invested an amount equal to the Exchange Amount in cash in such Subsequent Placement.  Following any such exchange pursuant to this paragraph, this Note shall remain outstanding in accordance with its terms as to all amounts payable hereunder that have not been exchanged for securities in connection with such Subsequent Placement.

16.NEGATIVE COVENANTS.  Until all of the Notes and the Additional Notes have been converted, redeemed or otherwise satisfied in accordance with their respective terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly:

(a)incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b)allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens;

(c)redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note, the Other Notes and the Additional Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing;

(d)redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness other than this Note, the Other Notes and the Additional Notes), by way of payment in respect of principal of (or premium, if any) such Indebtedness prior to the scheduled maturity date of such Indebtedness.  For clarity, such restriction shall not preclude the payment of regularly scheduled interest payments which may accrue under such Permitted Indebtedness;

(e)redeem or repurchase its Equity Interest, or permit any Subsidiary to redeem or repurchase its Equity Interests (except on a pro rata basis among all holders thereof) or declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries without in each case the prior express written consent of the Required Holders;

(f)make, any change in the nature of its business as described in the Company's most recent Annual Report filed on Form 10-K with the SEC.  The Company shall not modify its corporate structure or purpose;

(g)encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens; or

(h)enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof.

17.AFFIRMATIVE COVENANTS.

(a)General.  Until all of the Notes and the Additional Notes have been converted, redeemed or otherwise satisfied in accordance with their respective terms, the Company shall, and the Company shall cause each Subsidiary to, directly or indirectly:

(i)maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where failure to do so would not result in a Material Adverse Effect;

(ii)maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are reasonably necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder;

(iii)maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; and

(iv)maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Intellectual Property Rights (as defined in the Securities Purchase Agreement) which are reasonably necessary in the proper conduct of its business.

(b)Holder Master Restricted Account.

(i)General.  The Company shall establish and maintain a bank account for each holder of Notes (collectively, including the Holder Master Restricted Account, the "Master Restricted Accounts") at UBS Financial Services Inc. (the "Control Account Bank"), which Master Restricted Account applicable to a holder of Notes shall be subject to an account control agreement in the form set forth in Exhibit E to the Securities Purchase Agreement (each, a "Master Control Account Agreement").  On the Exchange Date, the Holder Master Restricted Account contains $[          ].

(ii)Control Account Release.  Upon the occurrence of any Control Account Company Release Event, the Holder shall, as soon as commercially practicable, but in no event later than two (2) Trading Days thereafter, cause the applicable Control Account

Release Amount to be released from the Holder Master Restricted Account and deposited into the bank account of the Company specified in the Master Control Account Agreement (each a "Control Account Company Release").  Upon the occurrence of any Control Account Holder Release Event, the Holder shall be entitled to cause the applicable Control Account Release Amount to be released from the Holder Master Restricted Account and deposited into the Holder's bank account (each a "Control Account Holder Release" and together with a Control Account Release, a "Control Account Release"). In the event the Holder releases the applicable Control Account Release Amount from the Holder Master Restricted Account upon the occurrence of a Control Account Holder Release Event pursuant to the immediately preceding sentence, the Holder's Principal amount of Notes shall be reduced on a dollar for dollar basis for each dollar of Restricted Principal so released to the Holder.

(iii)Grant of Security Interest.  The Company hereby grants and pledges to the Holder a continuing security interest in that certain account called the Holder Master Restricted Account, including any and all cash, proceeds, funds, credits, rights and other assets therein or arising therefrom, from time to time, and any additions, dividends, profits and interest in the foregoing and any replacements or substitutions therefore (collectively, the "Master Control Account Collateral") to secure prompt repayment of any and all amounts outstanding hereunder from time to time and to secure prompt performance by the Company of each of its covenants and duties under the Exchange Documents.  Such security interest constitutes a valid, first priority security interest in the presently existing Master Control Account Collateral, and will constitute a valid, first priority security interest in later-acquired Master Control Account Collateral.  Notwithstanding any filings undertaken related to Holder's rights under the New York Uniform Commercial Code, the Holder's Lien on the Master Control Account Collateral shall remain in effect for so long as any Restricted Principal remains outstanding.  Notwithstanding the foregoing, upon any Control Account Release, but solely with respect to such portion of the Restricted Principal hereunder subject to such Control Account Release (each, a "Control Account Release Amount"), the Holder hereby automatically releases any lien hereunder on such Control Account Release Amount.

(iv)Cash Payment Obligations.  Notwithstanding anything herein to the contrary, any Redemption Price or other cash payment obligation of the Company that has then become due hereunder and/or pursuant to any other Exchange Documents (each, a "Cash Payment Obligation") due to the Holder, shall be satisfied from the Master Control Account Collateral in the Holder Master Restricted Account (and not any other Master Restricted Account of any holder of Other Notes), including, without limitation, in connection with any Event of Default, Change of Control, Mandatory Redemption, Company Optional Redemption or payment due on the Maturity Date, in each case, to the extent there is cash available in such Holder Master Restricted Account, provided that, for the avoidance of doubt, the Holder's recourse against the Company and its assets shall not be limited to the Holder Master Restricted Account. The Company shall pay to the Holder any Cash Payment Obligation that is not satisfied from the Master Control Account Collateral in the Holder Master Restricted Account as and when due in accordance with the applicable provisions of the applicable Exchange Document giving rise to such Cash Payment Obligation.  The Company hereby irrevocably consents to the Holder's delivery of an instruction letter to the Control Account Bank to release Master Control Account Collateral to the Holder from the Holder Master Restricted Account, in each case, in an amount not to exceed any Cash Payment Obligation.  In the event a Cash Payment Obligation with respect to any portion of the Conversion Amount of the Notes is being satisfied with the Master Control Account Collateral in the Holder Master Restricted Account, such portion of the Conversion Amount shall be reduced on a dollar for dollar basis for each dollar of Restricted Principal so released to the Holder.

(v)Breach of Master Control Account Agreement.  If the Control Account Bank breaches any covenant or other term or condition of any Master Control Account Agreement or otherwise fails to promptly comply with the instructions of the Holder in connection with the Master Control Account Collateral, the Holder may, at its option, withdraw the Master Control Account Collateral from the Control Account Bank and hold such Master Control Account Collateral until such time as (x) the Company and the Holder have agreed upon a replacement of the Control Account Bank and (y) an account control agreement similar in form and substance to the Master Control Account Agreement that is acceptable to the Holder shall have been duly executed by the Company, the Holder and the replacement of the Control Account Bank and a new account shall have been opened.  Notwithstanding anything herein to the contrary, if the Company or any of its Subsidiaries receives any of the Master Control Account Collateral in breach of any Master Control Account Agreement (or receives notice from any holder of Notes that an amount was wired to the Company from a Master Restricted Account attributable to such holder of Notes without the proper authorization of such holder of Notes), the Company shall promptly cause such amounts to be returned to such applicable Master Restricted Account.

(c)Leak-Out.

(i)During the period commencing on the Exchange Date and ending with close of trading on June 1, 2017, inclusive (such period, the "Restricted Period"), neither the Holder, nor any of its Buyer Trading Affiliates (as defined in the Securities Purchase Agreement), collectively, shall sell, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) shares of Common Stock on any Trading Day during the Restricted Period (any such date, a “Date of Determination”), in an amount that exceeds the greatest of (x) 35% of the Holder Pro Rata Share of the trading volume of Common Stock as reported by Bloomberg for the applicable Date of Determination, (y) the Holder Pro Rata Share of $200,000 of gross sale proceeds received by the Holder, calculated by multiplying the number of shares of Common Stock sold and the applicable sale price and (z) the Holder Pro Rata Share of such amount as determined by the Company pursuant to a written notice to the Holder and to all, but not less than all, holders of the Other Notes and the Additional Notes (the greatest of (x), (y) and (z), the "Leak Out Limitation"); provided, that to the extent the Required Holders elect to release cash to the Company from its Holder Master Restricted Account pursuant to clause (iii) of the definition of Control Account Company Release Event set forth in Section 32(n) (a "Voluntary Release") and the Holder does not either (x) elect to effect a Voluntary Release of cash to the Company from its Holder Master Restricted Account or (y) otherwise fund an amount of cash to the Company, in each case, in an amount corresponding to its Holder Pro Rata Share of the amount of cash released to the Company by the Required Holders, then, the Holder together with its Buyer Trading Affiliates shall only be entitled to sell, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) shares of Common Stock on any Date of Determination in an amount up to fifty percent (50%) of its Leak Out Limitation as determined pursuant to this Section 17(c)(i) until, the next time, if any, that the Required Holders elect to effect a Voluntary Release, in which case the Holder's ability to sell shares of Common Stock during the Restricted Period shall again be determined pursuant to this Section 17(c)(i), including, without limitation pursuant to this proviso; provided, further, that, notwithstanding anything herein to the contrary, neither the Holder, nor any of its Buyer Trading Affiliates shall sell, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any Common Stock: (x) on the date the Company effects a reverse stock split and on the two (2) Trading Days immediately following such date (such period, the "Split Prohibited Period"), except that such sale restriction shall not apply to any such sale at a price greater than 150% of the Closing Bid Price of the Common Stock as reported by Bloomberg on the Trading Day immediately preceding the effective date of the Current Reverse Split (as adjusted for the Current Reverse Split and for any other stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the Exchange Signing Date), (y) from the public announcement of a Qualified Financing until the date that is thirty (30) consecutive calendar days immediately following the public announcement of such Qualified Financing (such period, the "30-Day Prohibited Period") and (z) from the public announcement of the Company's raising gross proceeds after the Initial Closing Date of at least $4 million, or such lesser amount approved in writing by the Required Holders, but less than $8 million until the date that is fifteen (15) consecutive calendar days immediately following the public announcement thereof (such period, the "15-Day Prohibited Period" and together with the 30-Day Prohibited Period and the Split Prohibited Period, the "Prohibited Periods").  Notwithstanding anything herein to the contrary, (I) the Company may from time to time make an offer to the Holder to increase the Leak-Out Limitation by up to 100% of the Leak-Out Limitation set forth in this Section 17(c)(i) by delivering written notice thereof to the Holder, which the Holder may elect to accept or decline, provided that the Company offers the same proportionate terms to the Holder and all holders of the Other Notes and the Additional Notes at the same time, (II) the restrictions contained in this Section 17(c) shall not apply to any Mandatory Conversion Shares issued to the Holder or expected to be issued to the Holder pursuant to a Mandatory Conversion Notice delivered to the Holder, which for the avoidance of doubt, means that the Holder shall not be subject to any restrictions with respect such Mandatory Conversion Shares pursuant to this Section 17(c), including, without limitation, during any Prohibited Period and (III) the restrictions contained in this Section 17(c) shall not apply to any 2016 Note Conversion Shares (as defined in the Exchange Agreements) issued or issuable to the Holder; provided, however, that the Holder shall not sell more than one-third (1/3) of the 2016 Note Conversion Shares issued to the Holder pursuant to the Exchange Agreement, which for the avoidance of doubt, means that the Holder may sell up one-third (1/3) of the 2016 Note Conversion Shares issued to the Holder pursuant to the Exchange Agreement, including, without limitation, during any Prohibited Period (clauses (I), (II) and (III), collectively, the "Leak-Out Exceptions"). The Holder shall not sell any shares, including, without limitation, pursuant to any of the Leak-Out Exceptions, before 10:30 a.m. New York time on April 10, 2017.  As used herein, "Holder Pro Rata Share" means a fraction (i) the numerator of which is the sum of (x) the outstanding principal amount of the Holder's 2016 Notes, if any, and (y) the outstanding Stated Value (as defined in the Certificate of

Designations) of the Holder's Preferred Shares, in each case, as of the Initial Closing Date and (ii) the denominator of which is the sum of (x) the outstanding principal amounts of all 2016 Notes and (y) the outstanding Stated Value of all Preferred Shares, in each case, as of the Initial Closing Date.

(ii)Notwithstanding anything herein to the contrary, during the Restricted Period, the Holder may, directly or indirectly, sell or transfer all, or any part, of this Note (or any securities issuable upon conversion or exercise of this Notes) (the “Restricted Securities”) to any Person (an “Assignee”) without complying with (or otherwise limited by) the restrictions set forth in this Section 17(c); provided, that as a condition to any such sale or transfer an authorized signatory of the Company and such Assignee duly execute and deliver an agreement containing the same provisions as contained in this Section 17(c) (an “Assignee Agreement”) and sales of the Holder and its Buyer Trading Affiliates and all Assignees shall be aggregated for all purposes of this Section 17(c) and all Assignee Agreements.

18.VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment or waiver of any provision to this Note, any of the Other Notes or any of the Additional Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note, all holders of the Other Notes and, to the extent relevant, all holders of the Additional Notes.  Notwithstanding anything herein to the contrary, to the extent that any specific amendment or waiver would reasonably be expected to disproportionately and materially adversely affect any initial holder of Notes, such Note shall not be amended or waived with respect thereto without the consent of all initial holders of Notes.

19.TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

20.REISSUANCE OF THIS NOTE.

(a)Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 20(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 20(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 20(d)) representing the outstanding Principal.

(c)Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 20(d) and in Principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 20(a) or Section 20(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

21.REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Exchange Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

22.PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable and documented attorneys' fees and disbursements.

23.CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company, the initial Holder of this Note and the initial holders of all Other Notes and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

24.FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

25.DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within one (1) Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile or electronic mail (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned.  The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

26.NOTICES; PAYMENTS.

(a)Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or

(C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial Holder of this Note and the initial holders of all Other Notes, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided, that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.  Any amount of Principal or other amounts due under the Exchange Documents which is not paid when due (solely to the extent such amount is not then accruing interest at the Default Rate) shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of ten percent (10.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

27.CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

28.WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Exchange Documents.

29.GOVERNING LAW; JURISDICTION; JURY TRIAL.  This Note shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each of the Holder and the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each of the Holder and the Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such other Person at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.  EACH OF THE HOLDER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

30.Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

31.DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

32.CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)"1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)"2016 Notes" shall have the meaning ascribed to such term in the Exchange Agreements.

(d)"Additional Notes" means the Series A-1 Notes, if any, and the Series A-2 Notes, if any, issued by the Company pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(e)"Adjustment Price" means the greater of (x) 85% of the lowest daily Weighted Average Price during the ten (10) Trading Day period ending and including the Trading Day immediately prior to the Adjustment Date and (y) the Floor Price.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period.

(f)"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(g)"Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(h)"Bloomberg" means Bloomberg Financial Markets.

(i)"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(j)"Certificate of Designations" means the Certificate of Designations, Preferences and Rights of the Preferred Shares.

(k)"Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any

Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company's market capitalization as calculated on  the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having Common Stock or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

(l)"Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 25.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(m)"Collateral Agent" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(n)"Common Stock" means (i) the Company's shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(o)"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(p)"Control Account Company Release Event" means, as applicable:

(i)with respect to any Mandatory Conversion, the applicable Mandatory Conversion Company Proceeds Percentage of the Restricted Principal with respect to such Mandatory Conversion;

(ii)with respect to any Restricted Principal designated to be converted in a Conversion Notice, the Company’s receipt of both (A) such Conversion Notice hereunder executed by the Holder in which all, or any part, of the Principal to be converted includes any Restricted Principal and (B) written confirmation by the Holder that the shares of Common Stock issued pursuant to such Conversion Notice have been properly delivered in accordance with Section 3(c) (in each case, as adjusted, if applicable, to reflect the withdrawal of any Conversion Notice, in whole or in part, by the Holder, whether pursuant to Section 3(c)(ii) or otherwise); and

(iii)with respect to any cash amount elected by the Holder, the Company's receipt of a written notice by the Holder electing to effect a voluntary release of cash with respect to any Restricted Principal to the Company.

(q)"Control Account Holder Release Event" means, as applicable,

(i)with respect to the entire remaining Restricted Principal as of the applicable date of determination, the date of an Equity Conditions Failure; provided, however, that if the number of days between the applicable date of determination and the Issuance Date is less than the number of days necessary in order to determine if an Equity Conditions Failure has occurred, such number of days shall be shortened to the number of days between the applicable date of determination and the Issuance Date;

(ii)without limiting the Control Account Holder Release Event set forth in clause (i) above, with respect to the entire remaining Restricted Principal as of the applicable date of determination, any date on which an Event of Default has occurred and is continuing; and

(iii)with respect to the entire remaining Restricted Principal as of the applicable date of determination, the date that is six (6) months immediately following the Issuance Date if the Holder cannot sell all of the all of the Conversion Shares, the Conversion Shares (as defined in the Additional Notes) and any capital stock of the Company issued or issuable with respect to the Conversion Shares, the Conversion Shares (as defined in the Additional Notes), the Conversion Shares (as defined in the Certificate of Designations), the Notes, the Additional Notes or the Preferred Shares pursuant to Rule 144 (subject to volume restrictions imposed by Rule 144 if the Holder is an Affiliate of the Company on the applicable date of determination); and

(iv)with respect to the entire remaining Restricted Principal as of the applicable date of determination, any date on which the Company shall have a number of shares of Common Stock duly authorized and reserved for the issuance of shares of Common Stock pursuant to the terms of this Note that is less than the Required Reserve Amount.

(r)"Control Account Release Amount" means, with respect to any given Control Account Company Release Event or Control Account Holder Release Event, such amount of cash as specified in the applicable clause of the definition of "Control Account Company Release Event" or "Control Account Holder Release Event", as applicable.

(s)"Conversion Shares" means shares of Common Stock issuable by the Company pursuant to the terms of any of the Notes, including, without limitation, any related Principal, Interest and Late Charges so converted or redeemed.

(t)"Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(u)"Current Reverse Split" means that certain 1 for 2,000 reverse stock split of the Common Stock that is contemplated by the Company as of the Exchange Signing Date and as described in the Company's Definitive Proxy Statement on Schedule 14A filed with the SEC on February 21, 2017.

(v)"Default Rate" means 10.00% per annum.

(w)"Eligible Market" means the Principal Market, the OTCQB, the OTCQX, The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market or the NYSE MKT.

(x)"Equity Conditions" means each of the following conditions:  (i) all shares of Common Stock issuable pursuant to the terms of the Notes, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion, as applicable, requiring the satisfaction of the Equity Conditions (without regard to any restriction or limitation on conversions), shall be eligible for sale pursuant to Rule 144 without any volume limitation by the Holder and no Public Information Failure exists, and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than five (5) days and occurring prior to the applicable date of determination due to business announcements by the Company); (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock pursuant to the terms of this Note and the Other Notes to the holders on a timely basis as set forth in Section 3(c) hereof (and analogous provisions under the Other Notes); (iv) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 3(d) hereof (and analogous provisions under the Other Notes) and the rules or regulations of the Principal Market or any other applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Exchange Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated; provided, however, that the Current Reverse Split, but not any other transaction covered by Section 7(a), shall not be deemed a Fundamental Transaction solely for purposes of determining whether the Equity Condition set forth in this clause (vi)(A) is satisfied as of the applicable date of determination, (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause all shares of Common Stock issuable pursuant to the terms of the Notes, including the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Mandatory Conversion (without regard to any restriction or limitation on conversions), requiring the satisfaction of the Equity Conditions, not to be eligible for sale pursuant to Rule 144 without any volume limitation by the Holder (including, without limitation, by virtue of an existing or expected Public Information Failure) and any applicable state securities laws; (viii) during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Exchange Document; (ix) the Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates; (x) the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the Mandatory Conversion (without regard to any restriction or limitation on conversions), requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market; (xi) the daily dollar trading volume of the Common Stock as reported by Bloomberg for each Trading Day during the period beginning five (5) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination shall be at least $250,000; (xii) on each Trading Day during the Equity Conditions Measuring Period, the Weighted Average Price of the Common Stock equals or exceeds $0.10 (which price gives effect to the Current Reverse Split but should be adjusted for other stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the Exchange Signing Date); and (xiii)  the Company shall have a number of shares of Common Stock duly authorized and reserved for the issuance of shares of Common Stock pursuant to the terms of this Note that is equal to, or greater than, the Required Reserve Amount.

(y)"Equity Conditions Failure" means that on any day during the period commencing ten (10) Trading Days prior to the applicable date of determination through the applicable date of determination, the Equity Conditions have not each been satisfied (or waived in writing by the Holder).

(z)"Equity Conditions Measuring Period" means each day during the period beginning ten (10) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

(aa)"Equity Interests" means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(bb)"Exchange Document" shall have the meaning ascribed to such term in the Exchange Agreement.

(cc)"Exchange Signing Date" means April 7, 2017.

(dd)"Floor Price" means $1.00 (which price gives effect to the Current Reverse Split but should be adjusted for other stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the Exchange Signing Date).

(ee)"Fundamental Transaction" means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Exchange Signing Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common

Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(ff)"GAAP" means United States generally accepted accounting principles, consistently applied.

(gg)"Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(hh)"Holder Master Restricted Account" means, solely with respect to the Holder, account number [                 ] at UBS Financial Services Inc., or such other account as may be directed by the Holder, from time to time, subject to the Master Control Account Agreement in favor of the Holder.

(ii)"Holder Pro Rata Amount" means a fraction (i) the numerator of which is the original Principal amount of this Note on the Exchange Date and (ii) the denominator of which is $16,215,711.

(jj)"Holder Mandatory Conversion Pro Rata Share" means a fraction (i) the numerator of which is the outstanding principal amount of the Holder's 2016 Notes, if any, and (ii) the denominator of which is the outstanding principal amounts of all 2016 Notes, in each case, as of the Initial Closing Date.

(kk)"Holiday" means a day other than a Business Day.

(ll)"Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, individually or in the aggregate exceeding $10,000, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(mm)"Initial Closing Date" shall have the meaning ascribed to such term in the Exchange Agreements.

(nn)"Lead Investor" means [      ].

(oo)“Mandatory Conversion Company Proceeds Percentage” means, as of any date of determination, (x) if the Weighted Average Price of the Common Stock is greater than or equal to 50% of the Conversion Price then in effect, 66.67% and (y) if the Weighted Average Price of the Common Stock is less than 50% of the Conversion Price then in effect, 33.33% (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the Exchange Signing Date).

(pp)“Mandatory Conversion Holder Proceeds Percentage” means, as of any date of determination, (x) if the Weighted Average Price of the Common Stock is greater than or equal to 50% of the Conversion Price then in effect, 33.33% and (y) if the Weighted Average Price of the Common Stock is less than 50% of the Conversion Price then in effect, 66.67% (in each case, as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or similar events occurring after the Exchange Signing Date).

(qq)“Mandatory Conversion Price” means the greater of (i) that price which shall be (x) the lower of (A) the Conversion Price then in effect and (B) 85% of the Weighted Average Price of the Common Stock as reported by Bloomberg on the applicable Mandatory Conversion Notice Date or (y) 85% the Weighted Average Price or such other price of the Common Stock as reported by Bloomberg on any other given Trading Day agreed to in writing by the Company and the Required Holders and (ii) the Floor Price.

(rr)"Material Adverse Effect" means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, if any, individually or taken as a whole, or on the transactions contemplated hereby or on the other Exchange Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Exchange Documents.

(ss)“Maximum Mandatory Conversion Amount” means 33.33% of the daily trading volume of the Common Stock as reported by Bloomberg on the Trading Day immediately preceding the applicable Mandatory Conversion Notice Date.

(tt)"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(uu)"Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(vv)"Permitted Indebtedness" means (i) Indebtedness evidenced by this Note, the Other Notes and the Additional Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (a) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) total interest and fees at a rate in excess of 10.00% per annum, (iv) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens, and (v) Permitted Indebtedness set forth on Schedule 3(v)(i) of the Securities Purchase Agreement as in effect on June 29, 2016.

(ww)"Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(viii); (ix) Permitted Liens set forth on Schedule 32(ww) of this Note in effect on June 29, 2016; (x) Liens arising under the Exchange Documents.

(xx)"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(yy)"Preferred Shares" means shares of the Company's Series F Convertible Preferred Stock, par value $0.001 per share.

(zz)"Principal Market" means The NASDAQ Capital Market.

(aaa)"Public Information Failure" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(bbb)"Redemption Dates" means, collectively, the Event of Default Redemption Dates, the Change of Control Redemption Dates Mandatory Conversion Date, and the Company Optional Redemption Date, each of the foregoing, individually, a Redemption Date.

(ccc)"Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, Mandatory Conversion Notices and the Company Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(ddd)"Redemption Prices" means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, Mandatory Redemption Prices and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(eee)"Related Fund" means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(fff)"Required Holders" means the holders of Notes and Additional Notes representing on the Exchange Date at least fifty-one percent (51%) of the aggregate Principal amount of the Notes and the Additional Notes issued on the Exchange Date and shall include the Lead Investor so long as the Lead Investor and/or any of its Affiliates collectively hold at least five percent (5%) of the Notes and/or the Additional Notes, in the aggregate.

(ggg)"Restricted Principal" means, as of any given date, the difference of (i) all cash amounts held in the Master Restricted Account of the Holder as of the Exchange Date and (ii) all cash amounts released from the Master Restricted Account of the Holder to the Company on or prior to such given date.

(hhh)"SEC" means the United States Securities and Exchange Commission.

(iii)"Securities Purchase Agreement" means that certain securities purchase agreement dated as of June 29, 2016 by and among the Company and the investors listed on the signature pages attached thereto pursuant to which the Company issued the Original Notes and certain warrants to purchase Common Stock.

(jjj)"Security Document" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(kkk)"Series A-1 Notes" means the Series A-1A Notes, if any, and the Series A-1B Notes, if any, issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(lll)"Series A-1A Notes" means the Company's 2017 Series A-1A Senior Secured Convertible Notes, if any issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(mmm)"Series A-1B Notes" means the Company's 2017 Series A-1B Senior Secured Convertible Notes, if any issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(nnn)"Series A-2 Notes" means the Series A-2A Notes, if any, and the Series A-2B Notes, if any, issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(ooo)"Series A-2A Notes" means the Company's 2017 Series A-2A Senior Secured Convertible Notes, if any issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(ppp)"Series A-2B Notes" means the Company's 2017 Series A-2B Senior Secured Convertible Notes, if any issued pursuant to the Exchange Agreement and the Other Exchange Agreements as of the applicable date of determination.

(qqq)"Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(rrr)"Subsidiary" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(sss)"Successor Entity" means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(ttt)"Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(uuu)"Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its "Volume at Price" function, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 25 with the term "Weighted Average Price" being substituted for the term "Conversion Price".  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Exchange Date set out above.

Great Basin Scientific, Inc.
By:
Name:
Title:

EXHIBIT I

GREAT BASIN SCIENTIFIC, inc.

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the "Note") issued to the undersigned by Great Basin Scientific, Inc., a Delaware corporation (the "Company").  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Note. In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.0001 per share (the "Common Stock") of the Company, as of the date specified below.

Date of Conversion:
Aggregate Conversion Amount to be converted:
Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:
Please confirm the following information:
Conversion Price:
Please check the following box if the Conversion Price is being determined by:
Number of shares of Common Stock to be issued:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the Holder of the Note submitting this Conversion Notice that  after giving effect to the conversion provided for in this Conversion Notice, such Holder (together with its Affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person's Affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock of the Company as determined based on the Reported Outstanding Share Number and otherwise pursuant to the provisions of Section 3(d) of the Note.

☐Check here if all or any portion of the aggregate Principal being converted includes any Restricted Principal. Amount of Restricted Principal:______________________
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number and Electronic Mail:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)
Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:
☐Check here if requesting delivery as a certificate to the following name and to the following address
Issue to:

☐Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated June __, 2016 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

Great Basin Scientific, Inc.
By:
Name:
Title:

Schedule 32(ww)

Permitted Liens

Liens associated with the Security Agreement dated as of October 30, 2013 by and between Great Basin and Utah Autism Foundation.

Liens associated with the Security Agreement dated as of March 21, 2014 by and between Great Basin and Utah Autism Foundation.

Liens associated with the Security Agreement dated as of October 30, 2013 by and between Great Basin and Spring Forth Investments, LLC.

Liens associated with the Master Lease Agreement by and between Onset Financial, Inc. and Great Basin, dated as of October 16, 2013.  There are two lease schedules subject to the Master Lease Agreement:

•	Lease Schedule 001 dated October 16, 2013
•	Lease Schedule 002 dated March 14, 2014

Liens associated with the Equipment Financing Agreement dated as of January 18, 2013 by and between Royal Bank America Leasing and Great Basin.

Liens associated with the Equipment Financing Agreement dated as of February 21, 2013 by and between Western Equipment Finance and Great Basin.

Liens associated with the Equipment Lease Agreement dated as of February 3, 2011 by and between Roche Diagnostics Corp and Great Basin.

Liens associated with the Equipment Lease Agreement dated as of December 26, 2013 by and between Roche Diagnostics Corp and Great Basin.